U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lopardo, Nicholas A.
   225 Franklin Street
   Boston, MA  02110
2. Issuer Name and Ticker or Trading Symbol
   State Street Boston Corporation
   STT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock               |09/19/|J*  | |44,000            |A  |           |49,588             |D     |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option |18.625  |2/15/|    | |           |   |2/14/|2/14/|Common Stock|5,422  |       |            |   |            |
(right to buy)        |        |90   |    | |           |   |95   |00   |            |       |       |            |   |            |
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Employee Stock Option |13.780  |9/20/|    | |           |   |2/13/|9/19/|Common Stock|86,000 |       |            |   |            |
(right to buy)        |        |90   |    | |           |   |91-  |00   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/31|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/95  |     |            |       |       |            |   |            |
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Employee Stock Option |28.938  |12/15|    | |           |   |12/31|12/14|Common Stock|50,000 |       |            |   |            |
(right to buy)        |        |/94  |    | |           |   |/95- |/04  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |12/31|     |            |       |       |            |   |            |
                      |        |     |    | |           |   |/99  |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Award under the State Street Global Advisor Equity Compensation Plan with 20% vesting at the end of each of the years 6, 7, 8, 9 and 10.
SIGNATURE OF REPORTING PERSON
/s/ Nicholas A. Lopardo
DATE
September 30,1996